Exhibit 99.1

NEWS RELEASE

Contact:	James R. Lance Vice President, Corporate Finance and Investor Relations Foot Locker, Inc. (212) 720-4600

FOOT LOCKER, INC. REPORTS 2019 THIRD QUARTER RESULTS

•	Third Quarter Net Income of $125 Million, or $1.16 per Share
•	Non-GAAP Net Income of $122 Million, or $1.13 per Share
•	Third Quarter Comparable-Store Sales Increased 5.7 Percent
•	Gross Margin Rate Improved 50 Basis Points
•	SG&A Rate Improved 10 Basis Points

NEW YORK, NY, November 22, 2019 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, reported today financial results for its third quarter ended November 2, 2019.

Third Quarter Results

Net income for the Company’s third quarter of 2019 was $125 million, or $1.16 per share, compared to net income of $130 million, or $1.14 per share, in the corresponding prior-year period. The current year’s result included 1) a $4 million gain in connection with the acquisition of a Canadian distribution center lease and related assets and 2) a $1 million charge recorded in connection with the Company’s pension matter. Excluding these items, non-GAAP earnings were $1.13 per share and $0.95 per share for the third quarter of 2019 and 2018, respectively. A reconciliation of GAAP to non-GAAP results is included in the tables below.

Third quarter comparable-store sales increased 5.7 percent. Total third quarter sales increased 3.9 percent, to $1,932 million, compared to sales of $1,860 million for the corresponding prior-year period. Excluding the effect of foreign exchange rate fluctuations, total sales for the third quarter of 2019 increased 5.1 percent. The Company’s gross margin rate increased to 32.1 percent from 31.6 percent a year ago, while the selling, general, and administrative expense rate improved to 21.3 percent of sales from 21.4 percent a year ago.

“We are pleased with our performance in the quarter, which reflects the success of our strategic focus on building even deeper connections with our customers and further strengthening relationships with our vendors,” said Richard Johnson, Chairman and Chief Executive Officer. “Across the Company, we are making great strides in implementing our four strategic imperatives, which are designed to ensure we are best positioned to compete in the retail marketplace by inspiring and empowering youth culture while also strengthening our bottom line and driving value for our shareholders.”

Lauren Peters, Executive Vice President and Chief Financial Officer, said, “The strong results we delivered in the quarter reflect our work to drive the top line, while continuing to strengthen our operational execution, as reflected in our improved gross margin, SG&A, and inventory productivity. As we enter the all-important holiday selling season, we will remain focused on execution to continue to position us to achieve our long-term financial objectives.”

-MORE-

Year-To-Date Results

Net income for the Company’s first nine months of the year was $357 million, or $3.23 per share on a GAAP basis, compared to net income of $383 million, or $3.28 per share, for the corresponding period in 2018. On a non-GAAP basis, earnings per share for the nine-month period totaled $3.32 compared to $3.16 per share earned in the same period in 2018. Year-to-date sales were $5,784 million, an increase of 2.1 percent compared to sales of $5,667 million in the corresponding nine-month period of 2018. Year-to-date, comparable store sales increased 3.8 percent, while total year-to-date sales, excluding the effect of foreign currency fluctuations, increased by 3.6 percent.

Financial Position

As of November 2, 2019, the Company’s merchandise inventories were $1,304 million, 0.1 percent lower than at the end of the third quarter last year. Using constant currencies, inventory increased 0.2 percent.

The Company’s cash totaled $744 million, while the debt on its balance sheet was $122 million. The Company repurchased 4.6 million shares for $178 million during the quarter and paid a quarterly dividend of $0.38 per share, for a total of $41 million.

Store Base Update

During the third quarter, the Company opened 11 new stores, remodeled or relocated 34 stores, and closed 25 stores. As of November 2, 2019, the Company operated 3,160 stores in 27 countries in North America, Europe, Asia, Australia, and New Zealand. In addition, 128 franchised Foot Locker stores were operating in the Middle East, as well as 10 franchised Runners Point stores in Germany.

The Company is hosting a live conference call at 9:00 a.m. (ET) today, November 22, 2019, to review these results and discuss the outlook for 2019. This conference call may be accessed live by calling toll free 1-844-701-1163 or international toll 1-412-317-5490 or via the Investor Relations section of the Foot Locker, Inc. website at

https://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call in order to register. An archived replay of the conference call can be accessed approximately one hour following the end of the call at 1-877-344-7529 in the U.S., 1-855-669-9658 in Canada, or 1-412-317-0088 internationally with passcode 10136292 through December 6, 2019. A replay of the call will be also be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at https://www.footlocker-inc.com.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the 2018 Annual Report on Form 10-K. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

-MORE-

Condensed Consolidated Statements of Operations

(unaudited)

Periods ended November 2, 2019 and November 3, 2018

(In millions, except per share amounts)

	Third Quarter		Year-to-Date
	2019	2018	2019	2018
Sales	$1,932	$1,860	$5,784	$5,667
Cost of sales	1,312	1,272	3,941	3,874
SG&A	411	398	1,220	1,163
Depreciation and amortization	44	44	134	133
Litigation and other charges	1	2	16	17
Income from operations	164	144	473	480

Interest income, net	3	2	9	5
Other income	4	—	8	5
Income before income taxes	171	146	490	490
Income tax expense	46	16	133	107
Net income	$125	$130	$357	$383

Diluted EPS	$1.16	$1.14	$3.23	$3.28
Weighted-average diluted shares outstanding	107.2	115.0	110.5	117.1

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles (“GAAP”), the Company reports certain financial results that differ from what is reported under GAAP. We have presented certain financial measures identified as non-GAAP, such as sales changes excluding foreign currency fluctuations, adjusted income before income taxes, adjusted net income, and adjusted diluted earnings per share.

We present certain amounts as excluding the effects of foreign currency fluctuations, which are also considered non-GAAP measures. Where amounts are expressed as excluding the effects of foreign currency fluctuations, such changes are determined by translating all amounts in both years using the prior-year average foreign exchange rates. Presenting amounts on a constant currency basis is useful to investors because it enables them to better understand the changes in our business that are not related to currency movements.

These non-GAAP measures are presented because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core business or affect comparability. In addition, these non-GAAP measures are useful in assessing our progress in achieving our long-term financial objectives.

We estimate the tax effect of all non-GAAP adjustments by applying a marginal tax rate to each of the respective items. The income tax items represent the discrete amount that affected the period.

The non-GAAP financial information is provided in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP. The various non-GAAP adjustments are summarized in the tables on the following page.

-MORE-

Condensed Consolidated Statements of Operations

(unaudited)

Periods ended November 2, 2019 and November 3, 2018

(In millions, except per share amounts)

Reconciliation of GAAP to non-GAAP results:

	Third Quarter		Year-to-Date
	2019	2018	2019	2018

Pre-tax income:
Income before income taxes	$171	$146	$490	$490
Pre-tax adjustments excluded from GAAP:
Litigation and other charges (1)	1	2	16	17
Other income (2)	(4)	—	(4)	—
Adjusted income before income taxes (non-GAAP)	$168	$148	$502	$507

After-tax income:
Net income	$125	$130	$357	$383
After-tax adjustments excluded from GAAP:
Litigation and other charges, net of income tax benefit of $-, $1, $4, and $5 million, respectively (1)	1	1	12	12
Other income (2)	(4)	—	(4)	—
U.S. tax reform (3)	—	(23)	2	(24)
Tax benefit related to enacted change in foreign branch currency regulations (4)	—	—	—	(1)
Adjusted net income (non-GAAP)	$122	$108	$367	$370

	Third Quarter		Year-to-Date
	2019	2018	2019	2018
Earnings per share:
Diluted EPS	$1.16	$1.14	$3.23	$3.28
Diluted EPS amounts excluded from GAAP:
Litigation and other charges (1)	0.01	0.01	0.11	0.10
Other income (2)	(0.04)	-	(0.04)	—
U.S. tax reform (3)	-	(0.20)	0.02	(0.21)
Tax benefit related to enacted change in foreign branch currency regulations (4)	-	-	—	(0.01)
Adjusted diluted EPS (non-GAAP)	$1.13	$0.95	$3.32	$3.16

Notes on Non-GAAP Adjustments:

(1)	The Company recorded pre-tax charges of $1 million and $2 million for the thirteen weeks ended November 2, 2019 and November 3, 2018, respectively, related to a pension litigation matter and related plan reformation. For the thirty-nine weeks ended November 2, 2019 and November 3, 2018, the Company recorded pre-tax charges of $3 million and $17 million, respectively. The charges in the current periods reflects professional fees in connection with the plan reformation. The prior year charges reflected adjustments to the value of the judgment and interest that continued to accrue, as required by the provisions of the required plan reformation.

For the thirty-nine weeks ended November 2, 2019, the Company incurred $13 million of lease termination costs related to the closure of certain of its SIX:02 locations.

(2)	During the thirteen weeks ended November 2, 2019, the Company recognized a gain of $4 million in connection with the exchange of a note, that had been previously written off to zero, for a distribution center lease and related assets. The tax expense related to this gain was fully offset by the release of a valuation allowance.
(3)	The items included for both the current and prior-year periods relate to finalization of the accounting for the enactment of tax reform. During the thirty-nine weeks ended November 2, 2019, the Company recorded a charge for $2 million, which reflected an adjustment to U.S. tax on foreign income. The benefit recorded in the prior year periods, reflected revisions to the provisional amount recorded during the fourth quarter of 2017.
(4)	During the second quarter of 2018, the U.S. Treasury issued a notice that delayed the effective date of regulations under Internal Revenue Code Section 987. These regulations changed our method for determining the tax effects of foreign currency translation gains and losses for our foreign businesses that are operated as branches and are reported in a currency other than the currency of their parent. As a result of the delay in the effective date, the Company updated its calculations for the effect of these regulations, which resulted in an increase to deferred tax assets and a corresponding reduction in our income tax provision in the amount of $1 million.

-MORE-

Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	November 2,	November 3,
	2019	2018
ASSETS

Current assets:
Cash and cash equivalents	$744	$748
Merchandise inventories	1,304	1,305
Other current assets	299	325
	2,347	2,378
Property and equipment, net	814	824
Right-of-use assets	2,953	-
Deferred taxes	93	107
Other assets	411	371
	$6,618	$3,680

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$396	$383
Accrued and other liabilities	333	312
Current portion lease obligations	508	-
	1,237	695
Long-term debt	122	124
Long-term lease obligations	2,716	-
Other liabilities	116	410
Total liabilities	4,191	1,229
Total shareholders' equity	2,427	2,451
	$6,618	$3,680

-MORE-

Store Count and Square Footage

(unaudited)

Store activity is as follows:

	February 3,			November 2,	Relocations/
	2019	Opened	Closed	2019	Remodels
Foot Locker US	886	4	16	874	22
Foot Locker Europe	642	6	12	636	26
Foot Locker Canada	107	—	—	107	8
Foot Locker Pacific	94	1	4	91	6
Foot Locker Asia	5	7	—	12	—
Kids Foot Locker	428	8	5	431	2
Lady Foot Locker	57	—	5	52	—
Champs Sports	535	4	5	534	15
Footaction	250	3	3	250	1
Runners Point	107	—	10	97	2
Sidestep	80	2	6	76	—
SIX:02	30	—	30	—	—
Total	3,221	35	96	3,160	82

Selling and gross square footage are as follows:

	February 3, 2019		November 2, 2019
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker US	2,404	4,184	2,438	4,252
Foot Locker Europe	1,002	2,158	1,013	2,176
Foot Locker Canada	263	426	263	430
Foot Locker Pacific	139	230	147	239
Foot Locker Asia	19	34	37	68
Kids Foot Locker	738	1,267	742	1,277
Lady Foot Locker	79	133	73	123
Champs Sports	1,913	2,974	1,913	2,973
Footaction	799	1,360	799	1,361
Runners Point	138	238	123	215
Sidestep	74	133	72	132
SIX:02	60	102	—	—
Total	7,628	13,239	7,620	13,246

- XXX -